UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2012

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AS SEEN ON TV, INC.

(Exact name of registrant as specified in its charter)

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Florida	000-53539	80-149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14044 Icot Blvd., Clearwater, Florida 33760

(Address of principal executive offices) (Zip Code)

727-288-2738

Registrant’s telephone number, including area code

________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

On November 28, 2012, As Seen On TV, Inc. (the “Registrant”) entered into a Binding Memorandum of Terms Agreement (the “Agreement”) with Eight Entertainment, LLC (“Eight Entertainment”) and Primary Wave Talent Management, LLC (“Primary Wave”). Pursuant to the Agreement, Eight Entertainment and Primary Wave have granted Registrant and eDiets.com, Inc. (“eDiets”) a license (“License”) to use CeeLo Green’s name and likeness in connection with his endorsement of eDiets personalized weight-loss-oriented meal delivery products (“Products”) and services. The term of the Agreement is for a period of two years.

During the term of the Agreement, CeeLo Green has agreed to appear for and participate in the filming and production of video footage and photography and to make personal appearances and utilize social media (the “Services”) to endorse, promote and sell eDiets Products and Services.

In consideration for granting the License and performing the Services, Registrant has agreed to compensate Eight Entertainment and Primary Wave with a package consisting of cash, a royalty and warrants.

Item 3.02

Unregistered Sales of Equity Securities

See Item 1.01 of this Current Report on Form 8-K, which item is incorporated by reference, in connection with the agreement and the securities issued in connection therewith. The consideration includes the issuance of warrants to purchase 6,500,000 shares of the Registrant’s common stock, subject to achieving certain milestones, at exercise prices from $.01 to $2.00 per share. The securities issued above were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The securities contain a legend restricting transferability absent registration or applicable exemption.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

10.1	Binding Memorandum of Terms Agreement*

*  To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

As Seen On TV, Inc.

By:	/s/ STEVE ROGAI
Name:	Steve Rogai
Title:	Chief Executive Officer and President

Dated: December 4, 2012